Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS FOURTH QUARTER 2010 RESULTS

HAMDEN, CT – March 8, 2011 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three months and full year ended December 31, 2010.  Summary results for the periods are as follows:

	Three months ended December 31,			Year ended December 31,
(in $000s, except EPS)	2010	2009	% change	2010	2009	% change
Net Sales	$16,174	$13,926	16.1%	$63,194	$58,346	8.3%

Operating income	1,450	281	416.0%	5,861	3,296	77.8%
Net income	1,078	186	479.6%	3,904	2,140	82.4%
Diluted earnings per share	$0.11	$0.02	450.0%	$0.41	$0.23	78.3%

“We are very pleased with our fourth quarter results, which saw double-digit revenue growth, triple-digit net income growth and another quarter of strong year-over-year gross margin improvement,” said Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies.  “2010 was a year of significant recovery for TransAct, recording our second-best annual sales figures for the company driven by the strength in our casino and gaming and point-of-sale (“POS”) markets.  We believe the introduction of our game-changing EPICENTRAL™ Print System for casinos, coupled with the success of 2010, positions us well for 2011 and beyond.”

Mr. Shuldman continued, “For the fourth quarter of 2010, our overall casino and gaming sales were up 64% from the prior-year quarter – driven by high double-digit growth in both our domestic and international markets.  In fact, our domestic casino sales were up 73% in the fourth quarter 2010 and 29% for the full year, which we believe resulted from a solid gain in market share.  Overall banking and POS sales increased 9% on a year-over-year basis, led by continued strong POS sales for McDonald’s, partially offset by the conclusion of a large banking order to a customer in the fourth quarter of 2009 that did not repeat in this year’s quarter.  Lottery sales, which can vary significantly from quarter to quarter, decreased by 45% in the fourth quarter of 2010 due to fewer orders from our lottery customer in the fourth quarter of 2010 compared to the fourth quarter of 2009.  TransAct Services Group revenue rose 16% compared to the fourth quarter of 2009, primarily due to a 34% increase in consumables sales largely from sales to new customers.  Finally, our balance sheet remains solid, with $11.3 million in cash and no debt outstanding at the end of 2010.”

Fourth Quarter 2010 Results

Revenue for the fourth quarter of 2010 was $16.2 million, an increase of 16% compared to $13.9 million in the prior-year period.  Gross margin for the fourth quarter of 2010 was 34.9%, compared to 31.0% in the prior-year quarter as the Company benefited from its strategic decision to move a substantial portion of its production to its lower-cost manufacturer in China, as well as selling more high-margin products.  Operating expenses were $4.2 million, an increase of $0.2 million from the prior-year period. This increase was driven largely by higher selling and marketing expenses due largely to an increase in the Company’s sales staff, as well as increased travel and higher sales commissions on higher sales in the fourth quarter of 2010 compared to that of 2009.  The Company recorded net income in the fourth quarter of 2010 of approximately $1.1 million, or $0.11 per diluted share, compared to net income of approximately $0.2 million, or $0.02 per diluted share, in the prior-year period.

Commenting on the financial results, Steven A. DeMartino, President and Chief Financial Officer of TransAct Technologies said, “We were very pleased with our quarterly financial results that were driven by strength in our casino and gaming market in light of a continued tough domestic casino environment.  With an improved sales mix and our move to China behind us, we realized a 390 basis point year-over-year improvement in our gross margin and were able to increase our cash position by $1.7 million from the third quarter of 2010.”

Full Year 2010 Results

Revenue for the year ended December 31, 2010 was $63.2 million, an increase of 8% compared to $58.3 million in the prior year.  Gross margin for the year ended December 31, 2010 was 35.7%, an increase of approximately 340 basis points from 32.3% in the prior year.  Operating expenses were $16.7 million, an increase of $1.2 million from the prior year driven primarily by increased selling and marketing expenses, primarily from higher sales commissions due to higher sales volume, as well as increased travel expenses for sales staff.  In addition, engineering and general and administrative expenses rose largely due to increased employee compensation-related expenses.  The Company recorded net income of approximately $3.9 million, or $0.41 per diluted share, for the year ended December 31, 2010, compared to net income of approximately $2.1 million, or $0.23 per diluted share, for the prior year.

2011 Outlook

Looking ahead, TransAct expects both solid revenue and earnings per share growth in 2011 compared to 2010. Furthermore, based on the current backlog of orders, TransAct expects to see strong sales growth starting in the first quarter of 2011 as compared to the first quarter of 2010.  The Company also expects to see solid free cash flow (cash provided by operations less capital expenditures) again in 2011.

Liquidity and Capital Resources

As of December 31, 2010, TransAct had approximately $11.3 million in cash and cash equivalents, and no debt obligations outstanding under its $20 million revolving credit facility.  During the fourth quarter of 2010, the Company did not repurchase any shares.  TransAct’s $10 million repurchase program allows the Company to repurchase up to $9.8 million in additional shares through May 2013.

Investor Conference Call / Webcast Details

TransAct will review detailed fourth quarter 2010 results during a conference call today at 5:00 PM EST. The conference call-in number is 800-946-0783.  A replay of the call will be available from 8:00 PM EST on Tuesday, March 8 through midnight EDT on Tuesday, March 15 by telephone at 877-870-5176; passcode 9971939.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include casino, gaming, lottery, banking, kiosk and point-of-sale.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming and government markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information on TransAct, visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on a sole source contract manufacturer for the assembly of a large portion of the Company’s products in China; dependence on ability to obtain competitive pricing and other terms from our contract manufacturer and other suppliers;  the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America, South America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America, South America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with the development, maintenance and marketing of the Company’s software products; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:

TransAct Technologies Incorporated
Steven DeMartino, President and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$16,174	$13,926	$63,194	$58,346
Cost of sales	10,527	9,604	40,646	39,517
Gross profit	5,647	4,322	22,548	18,829

Operating expenses:
Engineering, design and product development	739	745	3,000	2,788
Selling and marketing	1,666	1,534	6,407	5,821
General and administrative	1,792	1,762	7,280	6,924
	4,197	4,041	16,687	15,533
Operating income	1,450	281	5,861	3,296

Other income (expense):
Interest, net	4	(2)	(9)	(50)
Other, net	(19)	(5)	(25)	(33)
	(15)	(7)	(34)	(83)

Income before income taxes	1,435	274	5,827	3,213
Income taxes	357	88	1,923	1,073
Net income	$1,078	$186	$3,904	$2,140

Net income per common share:
Basic	$0.11	$0.02	$0.42	$0.23
Diluted	$0.11	$0.02	$0.41	$0.23

Shares used in per share calculation:
Basic	9,415	9,320	9,390	9,289
Diluted	9,623	9,486	9,590	9,377

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
Banking and point-of-sale	$3,165	$2,915	$14,528	$16,695
Casino and gaming	7,370	4,484	25,678	17,526
Lottery	1,718	3,150	8,142	9,551
TransAct Services Group	3,921	3,377	14,846	14,574
Total net sales	$16,174	$13,926	$63,194	$58,346

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31,	December 31,
(In thousands)	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$11,285	$10,017
Receivables, net	10,864	8,996
Inventories	12,795	5,952
Refundable income taxes	-	270
Deferred tax assets	1,705	2,240
Other current assets	403	521
Total current assets	37,052	27,996

Fixed assets, net	4,200	4,551
Goodwill	1,469	1,469
Deferred tax assets	789	669
Intangible and other assets, net	111	214
	6,569	6,903
Total assets	$43,621	$34,899

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$8,342	$5,052
Accrued liabilities	2,865	1,890
Deferred revenue	320	580
Total current liabilities	11,527	7,522

Deferred revenue, net of current portion	295	501
Deferred rent, net of current portion	393	385
Other liabilities	272	137
	960	1,023
Total liabilities	12,487	8,545

Shareholders’ equity:
Common stock	106	105
Additional paid-in capital	22,875	21,820
Retained earnings	16,937	13,033
Accumulated other comprehensive loss, net of tax	(69)	(66)
Treasury stock, at cost	(8,715)	(8,538)
Total shareholders’ equity	31,134	26,354
Total liabilities and shareholders’ equity	$43,621	$34,899